Exhibit 10.3

SECOND AMENDMENT TO THE

DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, Dynegy Inc. (the “Company”) and certain subsidiaries and affiliated entities have heretofore established and maintain the Dynegy Inc. Executive Severance Pay Plan (the “Executive Plan”);

WHEREAS, the Company has heretofore amended and restated the Executive Plan effective February 1, 2005, and has subsequently amended such amended and restated Executive Plan, on behalf of itself and all of its subsidiaries and affiliated entities that participate in the Executive Plan;

WHEREAS, the Company established the Second Supplement to the Executive Plan effective November 20, 2003, as amended (the “Second Supplement”) on behalf of itself and all of its subsidiaries and affiliated entities that participate in the Executive Plan;

WHEREAS, Article VI of the Executive Plan provides that the Company may amend the Executive Plan at any time;

WHEREAS, Section 4.3 of the Second Supplement provides generally that the Company may amend the Second Supplement at any time prior to a “Change in Control” (as defined in the Second Supplement);

WHEREAS, the Company, Dynegy Holdings Inc., Dynegy Midstream Holdings, Inc., Dynegy Midstream G.P., Inc. and Targa Resources, Inc., Targa Resources Partners OLP LP and Targa Midstream GP, LLC (collectively, “Targa”) have entered into that certain Partnership Interest Purchase Agreement (“PIPA”) dated as of August 2, 2005 pursuant to which Targa will acquire all of the outstanding partnership interests of Dynegy Midstream Services, Limited Partnership (“DMS, LP”);

WHEREAS, Section 7.1(c) of the PIPA provides that, effective immediately prior to the closing of the transactions contemplated by the PIPA (the “Closing”), all Business Employees (as such term is defined in the PIPA) shall cease to participate in the Sellers’ Benefit Plans (as such term is defined in the PIPA), and the Company desires to accomplish such cessation with respect to the Executive Plan (and the Second Supplement thereto) by an amendment terminating the participation of DMS, LP therein;

NOW THEREFORE, the Executive Plan (including the Second Supplement thereto) is hereby amended as follows, contingent upon, and effective immediately prior to, the Closing:

1. The participation of DMS, LP as a “Company” under the Executive Plan and an “Employer” under the Second Supplement is hereby terminated. Attachment A to the Executive Plan is hereby deleted and the revised Attachment A attached hereto is substituted therefor.

2. No individual who is a Business Employee is entitled to receive benefits under the Executive Plan (or the Second Supplement thereto).

3. Neither Targa nor any of its affiliates shall be deemed an “Employer” for purposes of the Second Supplement.

4. Except as modified herein, the Executive Plan (and the Second Supplement thereto) shall remain in full force and effect.

5. A copy of this Second Amendment shall be delivered to the Dynegy Inc. Benefit Plans Committee as Plan Administrator of the Executive Plan.

EXECUTED this 31st day of October, 2005.

DYNEGY INC.

By:	/s/ R. Blake Young
R. Blake Young
Executive Vice President,
Administration and Technology

Attachment A

Subsidiaries and Affiliates

Participating in the

Dynegy Inc. Executive Severance Pay Plan

1.	Dynegy Marketing and Trade;

2.	Calcasieu Power, LLC;

3.	Dynegy Midwest Generation, Inc.;

4.	Dynegy Northeast Generation, Inc.;

5.	Dynegy Energy Services, Inc.;

6.	Dynegy Operating Company;

7.	Sithe Energies, Inc; and

8.	Sithe Energies Power Services, Inc.